Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-82453 of Roberts Realty Investors, Inc. on Form S-3 and in Registration Statement No. 333-138703 of Roberts Realty Investors, Inc. on Form S-8 of our report dated March 6, 2014 with respect to the consolidated financial statements of Roberts Realty Investors, Inc. as of December 31, 2013 and 2012 and for the years then ended, appearing in this Annual Report on Form 10-K of Roberts Realty Investors, Inc. for the year ended December 31, 2013.

/s/ CohnReznick LLP

Atlanta, Georgia

March 6, 2014